Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Formation

ACREFI Operating, LLC	Delaware

ACREFI Lender, LLC	Delaware

ACREFI I TRS, Inc.	Delaware

ACREFI T-1, LLC	Delaware

ACREFI T-2, LLC	Delaware

ACREFI T-3, LLC	Delaware

ACREFI T-4, LLC	Delaware

ACREFI T-5, LLC	Delaware

ACREFI Mezzanine, LLC	Delaware

ACREFI Holdings J-II, LLC	Delaware

ACREFI Holdings W-1, LLC	Delaware

ACREFI Mortgage Lending, LLC	Delaware

ACREFI Holdings J-1, LLC	Delaware

ACREFI Cash Management, LLC	Delaware